UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Trinseo PLC

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2023

This Supplement dated June 9, 2023 (this “Supplement”), amends and supplements the definitive proxy statement of Trinseo PLC (the “Company”) dated May 1, 2023 (the “Proxy Statement”) and is being furnished to the shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual General Meeting of Shareholders to be held on June 14, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Explanatory Note: On June 1, 2023, the proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”) recommended a vote against the Company’s proposal to amend its 2014 Amended & Restated Omnibus Incentive Plan (the “Plan”). Based on the ISS recommendation and feedback from our shareholders, the Company has decided to revise its Plan amendment proposal (Proposal 7), and text of the Plan (Appendix A) as set forth below. The proposal has been revised solely to reduce the number of shares to be added to the Plan to 1,400,000. No other changes to the proposal or the terms of the Plan are being proposed with this Supplement.

Your vote is important to us. Additional information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Company’s Proxy Statement. If you already voted FOR the authorization of the Plan amendment, you do not need to take any action in order to maintain your vote FOR this proposal as revised. If you have already returned your proxy voting form or provided voting instructions, you may change your vote by executing and returning to the Company a later-dated proxy or voting instruction card, by submitting a later-dated electronic vote through the Internet voting site or vote by phone, or in person at the Annual General Meeting if you have registered to attend. The cut-off date for electronic voting is 11:59 p.m., Eastern Standard Time, Monday, June 12, 2023.

Proposal 7—Adoption of Amendment to Omnibus Incentive Plan

Background

Our Board is recommending approval of an amendment to the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”), solely to increase the maximum number of ordinary shares available for grant to participants under the Plan by 1,400,000 shares, to 7,575,000 shares. We have determined that the number of shares remaining under the Plan and the related sub-plan is insufficient to provide equity incentive awards to the Company’s current employees, directors and executive officers for the next year. Challenging operating conditions in 2022, including historically high energy prices, rising interest rates, inflationary pressure, geopolitical uncertainty, and fluctuations in raw material prices led to weaker demand, customer destocking, and our decision to pause the proposed sale of our styrenics business due to deteriorating financing markets. These conditions put significant downward pressure on our share price which resulted in a higher burn rate of shares under our Plan than in previous years.

Why You Should Vote for the Plan Amendment

Employee Retention and Incentives; Alignment with Shareholder Interests. The increase to authorized shares sought by this proposed amendment is expected to allow the Company to continue to grant awards to employees through 2024, based on the current market price of our ordinary shares and the number of shares awarded to employees in previous years. The Board believes that these types of awards are essential to align the interests of employees with those of our shareholders, and believes these types of awards are essential in attracting, retaining, and motivating our employees as we continue to execute our strategy and transform our business. The Board is recommending that shareholders approve the proposed amendment so the Company may continue to effectively utilize its long-term equity incentive award program to reward and incentivize its employees. If the proposed amendment to the Plan is not approved, the Company will not have a sufficient number of authorized shares for future awards to be issued under the Plan. The Board believes this amendment is necessary to ensure that the Company continues to have the ability to attract and retain the services of key individuals essential to the Company’s long-term growth and success.

Reduce Usage of Cash Compensation. If the Company is unable to grant awards under the Plan, our ability to issue equity awards will be extremely limited. As a result, we may be forced to significantly increase cash or cash-based compensation, in an environment where the Company is taking actions to preserve cash by restructuring assets and reducing capital spending, operating expenses and working capital. If the Company is forced to increase cash compensation it could reduce available cash needed to pursue and execute our business strategy.

No Significant Share Increase Since 2020. In 2022, the Company sought shareholder approval for an increase of the number of shares available for issuance under the Plan by 175,000 shares, equal to less than 0.5% of our outstanding shares. No additional shares were sought for issuance under the Plan in 2021. The Company sought 600,000 additional shares under the Plan in 2020 and 820,000 additional shares in 2019.

Repurchases. The Company repurchased 3,100,000 of its ordinary shares in 2022, approximately 1.0 million ordinary shares in 2021, and 800,000 in 2020, which more than offsets the dilutive impact of the additional shares added to the Plan in the proposed amendment.

Description of the Plan

The following summary of the Plan, as amended, is qualified in its entirety by the complete text of the amended and restated Plan contained in Appendix A to this proxy statement. In 2014, the Board adopted and implemented the Plan in connection with our initial public offering. In 2019, our shareholders approved amendments to the Plan to provide for authorization of additional shares, as well as amendments to certain key provisions to better protect shareholder interests and promote effective governance practices. In 2020 shareholders approved an amendment to the Plan to authorize additional shares, and in 2022 shareholders approved amendments to the Plan to authorize additional shares and extend the Plan term, along with other administrative changes. If we do not obtain requisite shareholder approval of the proposed amendment, the Plan will remain in effect without the proposed amendment.

The following highlight the Plan terms designed to protect the interests of our shareholders and promote corporate governance best practices, including:

•      No Automatic or Evergreen Share Replenishment; a fixed number of shares is available under the Plan for future grants and the Company must seek shareholder approval to increase the available shares;

•       No Discounted Option Pricing; options are priced at fair market value on the grant date;

•       No Repricing of Underwater Options; the Plan prohibits repricing of options or SARS, or the substitution or reload of options and SARS, without prior shareholder approval;

•       No Liberal Share Recycling; no reuse of shares withheld for net exercise or taxes;

•       Minimum Vesting Period; subject to limited exceptions set forth below, awards must not vest for 12 months;

•       No Dividends and Dividend Equivalents; dividend equivalents are not paid unless and until awards have vested, making such payments subject to the same vesting requirements as awards;

•       No Automatic Grants; the Plan terms do not provide any participant with automatic grants; and

•       Single Plan for Equity Awards; the Plan, and its sub-plan, is the only plan under which equity-based compensation currently may be awarded to our directors, executives and other employees.

Other terms or policies which impact our awards and share ownership include (see “Compensation Discussion and Analysis- Compensation Philosophy and Design-Compensation Committee Practices” for more information):

•       Double Trigger upon CIC. Our executive officers only receive change-in-control benefits under their equity awards or their employment agreements if their employment is also terminated without cause (or by the executive for good reason) within a specified period following a change in control.

•      Stock Ownership Guidelines. Our directors and executive officers are subject to share ownership guidelines which must be achieved by 5 years from the date of hire, and which also impose share retention requirements until guidelines are met.

•       Clawback Policy. The Company maintains a clawback policy which permits cancellation of outstanding vested or unvested equity awards, to “claw back” incentive-based compensation to the extent it was awarded on financial results, which due to an accounting restatement would otherwise have resulted a smaller vested award.

•       No Hedging or Pledging. We prohibit our directors, executive officers, and employees from hedging or pledging the Company’s securities.

Purpose

The purpose of the Plan and the related sub-plan is to advance the interests of the Company by motivating performance through incentive compensation that ties the interests of our directors, executive officers, and senior employees with those of our shareholders. The Plan and sub-plan are also intended to encourage participant ownership in the Company, attract and retain talent, and enable participants to participate in the long-term growth and financial success of the Company.

Eligibility and Participation

Our employees are eligible to participate in the Plan. The Company’s most recent Awards were granted to 125 employees and 15 executive officers in February 2023. Our Company has historically granted each of our non-executive directors annual equity retainer grants under the Plan. Non-employee directors, consultants and advisors of the Company or its affiliates shall be eligible to participate under a separate sub-plan.

Shares Subject to the Plan

The total number of ordinary shares available for Awards under the Plan is currently 6,175,000, which may consist of authorized and unissued shares or treasury shares. Approval of this proposal would add 1,825,000 ordinary shares to the Plan share reserve.

The maximum number of our ordinary shares subject to stock options and the maximum number of shares of our ordinary shares subject to stock appreciation rights, or SARs, that may be granted to any participant in the Plan in any calendar year is each 900,000 shares. The maximum number of our ordinary shares subject to other awards that may be granted to any participant in the Plan in any calendar year is 450,000 shares and the maximum amount payable to any participant in the Plan in any calendar year is $5,000,000 under a cash award.

Shares withheld in the satisfaction of tax withholding requirements or as payment of the exercise or purchase price, or purchased by the Company using proceeds from the Awards, are prohibited from being returned to the Plan’s share reserve for future issuance. The gross number of SAR Awards granted under the Plan, versus the net number of shares delivered under the SAR Award, are deducted from the number of shares remaining available for issuance under the Plan. Any shares underlying Awards settled in cash, or that otherwise expire or become unexercisable without having been exercised, or that are otherwise forfeited or repurchased by the Company due to the failure to vest, may be returned to the share reserve for the Plan for future issuance.

The following table includes information regarding the outstanding equity Awards and shares available for future awards under Plan as of March 31, 2023:

Options Outstanding	1,760,547
Weighted Average Exercise Price of Outstanding Options	45.06
Weighted Average Remaining Term of Options Outstanding (years)	6.65
Full-Value Awards Outstanding/Unvested (1)	1,105,026
Ordinary Shares Outstanding	35,141,405
Overhang (2)	10.0%
Shares Available for Future Issuance	642,392
Shares Requested in Proposed Amendment for Future Awards	1,825,000
Diluted Overhang (3)	15.2%

(1)       Full-Value Awards are a grant of one or more ordinary shares or a right to receive one or more ordinary shares in the future (including restricted stock, restricted stock units, performance stock and performance stock units). The Company’s Full-Value Awards as of March 31, 2023 consist solely of RSUs and PSUs.

(2)       Overhang consists of the number of shares subject to equity awards outstanding as of March 31, 2023 divided by the number of shares of our common stock outstanding as of March 31, 2023.

(3)       Dilution consists of the number of shares subject to equity awards outstanding as of March 31, 2023 and the number of shares available for future grant under the Plan (assuming approval of the proposed amendment), divided by the number of shares of common stock outstanding as of March 31, 2023.

The table below shows the diluted burn rate relating to equity awards under the Plan for the last three fiscal years:

	2020	2021	2022	3-Year Average
Shares Granted	988,604	570,488	470,842	676,645
Average Total Common Shares Outstanding	38,347,112	38,707,800	35,941,034	37,665,315
Diluted Burn Rate	2.5%	1.5%	1.3%	1.8%

See the Company’s “Equity Compensation Plan Information” in this proxy statement for more information on the Company’s equity usage during 2022.

Awards

The Plan authorizes grants of a variety of types of Awards to maintain flexibility. The Plan permits the granting of:

•      Stock options, which may be incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code or non-qualified stock options (“NQOs”)

•      stock appreciation rights (“SAR”)

•       restricted stock

•       restricted stock units (“RSU”)

•      performance awards

•      other stock-based awards (collectively referred to as “Awards”)

Administration

The Plan is administered by our compensation committee. Our compensation committee has the authority to, among other things, interpret the Plan, determine eligibility for, grant and determine the terms of awards under the Plan, determine the form of settlement of awards (whether in cash, shares of our ordinary shares or other property), and do all things necessary or appropriate to carry out the purposes of the Plan. Our compensation committee’s determinations under the Plan are conclusive and binding.

Types of Awards

Stock Options. Stock options granted under the Plan may be either NQOs or ISOs. The price of any stock option granted may not be less than the fair market value (or in the case of certain ISOs, 110% of the fair market value) of the Company’s ordinary shares on the date the stock option is granted. The stock option price is payable in cash or certified check, ordinary shares of the Company, through a broker-assisted cashless exercise, by any other method approved by the compensation committee, or any combination of the foregoing. The standard form of payment of the exercise price is by delivery of cash by a broker-dealer as a cashless exercise. The participant will have the rights of a shareholder after giving written notice of exercise and paying the option price, once the shares are recorded as having been issued and transferred.

The compensation committee determines the terms of each stock option grant (including the vesting schedule) at the time of the grant. All stock options will terminate no later than 10 years (or, in the case of certain ISOs, five years) from the date of the grant. To the extent necessary to comply with Section 409A of the Internal Revenue Code, stock options will not include any feature allowing deferral of income beyond the date of exercise (other than through the receipt of restricted stock at exercise).

Stock Appreciation Rights. A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the value of an ordinary share of the Company on the date of settlement over the base price of the SAR, multiplied by the number of SARs being settled. SARs may be granted alone or in addition to other Awards. The base price of a SAR may not be less than the fair market value (as defined in the Plan) of an ordinary share of the Company on the date of grant. The compensation committee will determine the vesting requirements and the payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the compensation committee or both. SARs may be payable in cash or in ordinary shares of the Company. A SAR will terminate no later than 10 years from the date of the grant. A SAR will be forfeited or terminated under the same circumstances as stock options under the Plan, unless otherwise provided in an Award agreement or determined by the compensation committee. To the extent necessary to comply with Section 409A of the Internal Revenue Code, SARs will not include any feature allowing deferral of income beyond the date of exercise.

Restricted Stock. A restricted stock Award represents ordinary shares of the Company that are issued subject to restrictions on transfer and vesting requirements as determined by the compensation committee. Vesting requirements may be based on, among other things, the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the compensation committee. Restricted stock will be subject to restrictions for a period set forth in the Award agreement. The compensation committee may provide for an accelerated lapse of the restriction period in an Award agreement upon specified events or standards. Subject to the transfer restrictions and vesting requirements of the Award, the participant will have the same rights as one of the Company’s shareholders, including all voting and dividend rights, during the restriction period, although the compensation committee may provide that restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met).

Restricted Stock Units. An Award of restricted stock units, or RSUs, provides the participant the right to receive a payment based on the value of an ordinary share of the Company. RSUs may be subject to such vesting requirements, restrictions and conditions to payment as the compensation committee determines are appropriate. Vesting requirements may be based on, among other things, the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the compensation committee. RSUs will be subject to restrictions for a period set forth in the Award agreement, which period generally will be a minimum of three years from the date of grant. RSU Awards are payable in cash or in ordinary shares of the Company. Participants receiving RSUs will not have, with respect to such RSUs, any of the rights of a shareholder of the Company, although participants may receive dividend equivalents.

Performance Awards. An Award of performance units provides the participant the right to receive cash or ordinary shares of the Company if specified terms and conditions are met. Participants receiving performance awards will not have, with respect to such performance units, any of the rights of a shareholder of the Company. Performance Awards will be subject to restrictions for a period set forth in the Award agreement, which period generally is expected to be a minimum of three years from the date of grant.

Other Stock-Based Awards. Our compensation committee is authorized to make other stock Awards or Awards based on or settled in ordinary shares, which may be subject to other terms and conditions, which may vary from time to time and among participants, as the compensation committee in its discretion may determine.

Other Award Terms and Considerations

No Repricing or Reloads. The Plan specifically prohibits repricing of outstanding stock options or SARs without prior shareholder approval. The Plan also prohibits the substitution, or “reload” of outstanding stock options and SARS and reloads of outstanding stock options without prior shareholder approval. The Plan also prohibits without prior shareholder approval the substitution or buyout of the stock options or SARS for cash, when the exercise price for such a stock option is below the current fair market value or the base value from which appreciation under such SARs are to be measured is below the current fair market value.

Vesting; Termination of Employment or Service. Our compensation committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award, except that the compensation committee may only issue Awards that vest or become exercisable within twelve (12) months or longer from the grant date, except in the event of Participants’ death or disability or a five percent (5%) or more carve-out set by the Company.

Our compensation committee will determine the effect of termination of employment or service on an award. Unless otherwise provided by our compensation committee, upon a termination of a participant’s employment or service, all unvested stock options and SARs then held by the participant will terminate and all other unvested awards will be forfeited and all vested stock options and SARs then held by the participant will remain outstanding for three months following such termination, or twelve (12) months in the case of death or permanent disability, or, in each case, until the applicable expiration date, if earlier. All stock options and SARs held by a participant immediately prior to the participant’s termination of employment or service will immediately terminate if such termination is for cause, as defined in the Plan, or occurs in circumstances that would have constituted grounds for the participant’s employment or service to be terminated for cause, in the determination of the compensation committee.

Dividend Equivalents. The compensation committee may provide for the payment of amounts (on terms and subject to conditions established by it) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect to Awards shall be subject to the identical time-based vesting and performance conditions as the underlying Award and cannot be paid out unless and until all vesting and performance conditions of the underlying Award are met. Additionally, the compensation committee is prohibited from accruing and paying dividends and dividend equivalents on Awards of stock options or SARs.

Non-Transferability of Awards. Awards under the Plan may not be transferred other than by the laws of descent and distribution, unless, for awards other than ISOs, otherwise provided by the compensation committee.

Recovery of Compensation. The compensation committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time under the Plan if the participant is not in compliance with the provisions of the Plan or any award thereunder or if the participant breaches any agreement with our Company with respect to non-competition, non-solicitation or confidentiality. Our compensation committee also may recover any award or payments or gain in respect of any award under the Plan in accordance with its applicable Company’s clawback or recoupment policy, or as otherwise required by applicable law or applicable stock exchange listing standards. See “Compensation Discussion and Analysis-Compensation Philosophy and Design-Compensation Committee Practices” for more information on the Company’s clawback and recoupment policies.

Certain Transactions; Certain Adjustments. In the event of a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of shares of our ordinary shares, in which our Company is not the surviving corporation or that results in the acquisition of all or substantially all of our then outstanding shares of ordinary shares by a single person or entity or by a group of persons and/or entities acting in concert, a sale of all or substantially all of our assets or our dissolution or liquidation, our compensation committee may, among other things, provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as our compensation committee may otherwise determine, awards not assumed in connection with such a transaction will terminate automatically and, in the case of outstanding restricted stock, will be forfeited automatically upon the consummation of such covered transaction.

In the event of a stock dividend, stock split or combination of shares, including a reverse stock split, recapitalization or other change in our capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, our compensation committee will make appropriate adjustments to the maximum number of shares of our ordinary shares that may be delivered under, and the ISO and individual share limits included in, the Plan, and will also make appropriate adjustments to the number and kind of shares or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. Our compensation committee will also make the types of adjustments described above to take into account distributions and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the Plan.

Minimum Vesting Requirement. Generally, all awards granted under the Plan are required to vest at least 12 months after the date of grant. Certain circumstances, including death or disability or a participant, termination due to restructuring or redundancy, or termination due to retirement allow vesting of certain awards to be accelerated under the Plan.

Amendment; Termination. The compensation committee will be able to amend the Plan or outstanding awards, or terminate the Plan as to future grants of awards, except that the compensation committee will not be able to alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the Plan or the right to alter the terms of an award was expressly reserved by our compensation committee at the time the award was granted). Shareholder approval will be required for any amendment to the Plan to the extent such approval is required by law, including applicable stock exchange requirements.

Plan Term. No new awards may be granted under the Plan after May 30, 2034, or twenty years after the Plan’s date of adoption, unless the Plan is terminated earlier by the Board. Termination of the Plan would not affect the terms or conditions of any award granted under the Plan prior to termination.

Benefits under the Plan

New Plan Benefits. The compensation committee has discretionary authority to grant Awards pursuant to the Plan, and there is no provision in the Plan for automatic grants. Therefore, future benefits that would be received by directors, executive officers and other employees under the Plan, as amended, are currently not entirely predictable.

Certain Historical Grants under the Plan. As of March 31, 2023, the following table sets forth the number of shares subject to RSU, PSU and stock options Awards that have been granted to the below individuals or groups under the Plan (since its inception in June 2014).

Name and Position	Number of Shares (1)
Frank Bozich, President and Chief Executive Officer	773,714
David Stasse, Executive Vice President and Chief Financial Officer	281,171
Angelo N. Chaclas, Senior Vice President, CLO, CCO and Corporate Secretary	284,591
Andre Lanning, Senior Vice President and Chief Commercial Officer	78,112
Paula Cooney, Senior Vice President and Chief Human Resources Officer	56,088
All current executive officers (as a group)	1,966,199
All current non-executive directors (as a group)	180,298
All employees and officers who are not executive officers (as a group)	1,244,926

(1)  Ordinary shares underlying RSU, PSU and stock option awards granted under the Plan.

Tax Treatment of Awards under the Plan

The following discussion of the United States federal income tax implications of Awards under the Plan is based on the provisions of the Internal Revenue Code (and any relevant rulings and regulations issued under the Internal Revenue Code) as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The tax law is technical and complex, and the discussion below represents only a general summary. It is not intended to be, nor should it be construed to be, legal or tax advice. Shareholders should consult their own professional advisers as to the effects of state, local or foreign laws and regulations to which they may be subject.

Non-qualified stock options. A NQO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such a stock option will, at that time, realize taxable compensation in the amount of the difference between the stock option price and the then fair market value of the ordinary shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such ordinary shares is equal to the sum of the stock option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the ordinary shares will be a long-term or short-term gain (or loss), depending upon the holding period of the ordinary shares.

Incentive Stock Options. An ISO results in no taxable ordinary income to the optionee or deduction to the company at the time the ISO is granted or exercised. However, the excess of the fair market value of the ordinary shares acquired over the stock option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the ordinary shares received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the ordinary shares is treated as a long-term capital gain. If the ordinary shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the ordinary shares received upon exercise of the stock option over the stock option price (or, if less, the excess of the amount realized upon disposition over the stock option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the ordinary shares acquired upon exercise of an ISO is equal to the stock option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. When the participant receives the appreciation inherent in the SAR, either in cash or stock, the amount of the cash, or the value of the stock, as applicable, will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a SAR. However, upon the settlement of the SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.

Other Awards. The current United States federal income tax consequences of other Awards authorized under the Plan are generally in accordance with the following: (1) the fair market value of restricted stock is generally subject to ordinary income tax at the time the restrictions lapse (unless the participant elects taxation at grant, pursuant to Section 83(b)) and (2) the amount of cash paid (or the fair market value of the ordinary shares issued) to settle RSUs and performance units is generally subject to ordinary income tax. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 409A. Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions may be made only on specified dates or on or following the occurrence of certain events (e.g., the individual’s separation from service or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain officers and other individuals, Section 409A requires that such individual’s distributions of non-qualified deferred compensation in connection with a separation from service commence no earlier than six months after such individual’s separation from service.

We intend that Awards granted under the Plan will either comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the Awards and an additional 20% tax and interest charge tax to the participant. These potential penalties on the participant could reduce the value of grants subject to Section 409A and adversely affect the Company’s ability to achieve the Plan’s purposes.

Section 280G. Under certain circumstances, accelerated vesting, exercise or payment of awards under the Plan in connection with a change-in-control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the participant holding the Award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.

Approval of the Amendment

If the amendment to the Plan is approved by the shareholders, the amended Plan will become effective on the date of the Annual Meeting. Our Board intends to cause the additional ordinary shares that would become available for issuance to be registered on a Form S-8 Registration Statement to be filed with the SEC at our expense. If shareholders do not approve this proposal, the amendment will not become effective and the Plan will continue in its current form.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE
COMPANY’S OMNIBUS INCENTIVE PLAN.

APPENDIX A

APPENDIX A

TRINSEO PLC AMENDED AND RESTATED

2014 OMNIBUS INCENTIVE PLAN

(Amended and Restated as of June 14, 2023)

WHEREAS:

A.	On May 30, 2014, Trinseo S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, adopted the Trinseo S.A. 2014 Omnibus Incentive Plan (as so adopted and amended, from time to time, in respect of periods prior to the Effective Time (as defined below), the “Original Plan”).

B.	On October 8, 2021, the re-domiciliation of Trinseo S.A. from Luxembourg to Ireland pursuant to a merger by acquisition under the European Communities (Cross-Border Mergers) Regulations 2008 of Ireland (SI 157/2008), as amended, and the Luxembourg law of 10 August 2015, as amended, was completed (the “Merger”). Pursuant to the Merger: (i) Trinseo PLC, a public limited company incorporated under the laws of Ireland, by operation of law and universal succession of title, became entitled to the assets of Trinseo S.A. and assumed the liabilities of Trinseo S.A. from the effective time of the Merger (the “Effective Time”); (ii) ordinary shares of $0.01 each (nominal value) were allotted and issued by the Trinseo PLC to the shareholders of Trinseo S.A. (other than Trinseo S.A. as holder of shares in itself), on a one-for-one basis, at the Effective Time as consideration for the transfer of the assets and liabilities of Trinseo S.A.; and (iii) Trinseo S.A. ceased to exist following completion of the Merger.

C.	In connection with the Merger, among other matters, at the Effective Time, the Original Plan and all awards then outstanding under the Original Plan were assumed by Trinseo PLC and the Original Plan was amended and restated on the terms set out herein and renamed the Trinseo PLC Amended And Restated 2014 Omnibus Incentive Plan (the Original Plan as so assumed, amended and restated at the Effective Time and as may, from time to time, be amended in respect of periods following the Effective Time, the “Plan”).

D.	Save as otherwise expressly provided herein, the Plan shall apply to all awards granted prior to or following the Effective Time.

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock or other property); prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)        Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan and under the Trinseo PLC Non-Employee Equity Incentive Plan (which is a sub-plan of the Plan and is attached hereto as Appendix A) is 7,575,000 shares. Up to the total number of shares available for Awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limits set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code. For purposes of this Section 4(a), the shares of Stock withheld by the Company in payment of the exercise price or purchase price (including any nominal value payable in respect of an Award provided always that such nominal value must be paid by the Participant or some other person permitted to do so by Irish law as provided for in Section 6(a)(9)) of the Award, in satisfaction of tax withholding requirements with respect to the Award, or purchased by the Company using proceeds from Awards are prohibited from being returned back to the Plan’s share reserve for future issuance. The gross number of SAR awards granted under the Plan, as opposed to the net number of shares actually delivered under the SAR Award, will be deducted from the number of shares remaining available for issuance pursuant to the Awards granted under the Plan. For the avoidance of doubt, any shares of Stock underlying Awards settled in cash or that otherwise expire or become unexercisable without having been exercised or that are forfeited to or repurchased or redeemed by the Company due to the failure to vest may be returned to the Plan for future issuance. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.

APPENDIX A

(b)        Type of Shares. Stock delivered by the Company under the Plan may be newly issued Stock or treasury Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c)        Individual Limits. The following additional limits will apply to Awards of the specified type granted, or in the case of Cash Awards, payable to any person in any calendar year:

(1)	Stock Options: 900,000 shares of Stock.

(2)	SARs: 900,000 shares of Stock.

(3)	Awards other than Stock Options, SARs or Cash Awards: 450,000 shares of Stock.

(4)	Cash Awards: $5,000,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees of the Company and its Affiliates who are in a position to contribute significantly to the success of the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E). Non-employee Directors and consultants and vendors of the Company or Affiliates shall be eligible to participate under the Trinseo PLC Non-Employee Equity Incentive Plan (which is a sub-plan of the Plan and is attached hereto as Appendix A.

6.	RULES APPLICABLE TO AWARDS

(a)	All Awards.

(1)         Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)         Term of Plan. No Awards may be made after twenty years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)         Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to such limitations as the Administrator may impose.

APPENDIX A

(4)         Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Except in the event of the Participant’s death or disability, termination due to restructuring or redundancy, or a five percent (5%) carve-out of the number of shares of Stock that may be delivered in satisfaction of Awards under the Plan (as defined in Section 4(a)), all Awards will only vest or become exercisable after a minimum of twelve months from the grant date. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)       Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited. (B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)       All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Permanent Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of twelve (12) months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)       All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5)         Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

(6)         Taxes. The Company or any Affiliate shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or any Affiliate, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Stock underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; or (iii) in the Administrator’s sole discretion and in satisfaction of the foregoing requirement withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock ) having a fair market value equal to the sums required to be withheld. To avoid negative accounting treatment, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award or which may be repurchased from the Participant of such Award in order to satisfy the Participant’s Tax-Related Items liabilities with respect to the issuance, vesting, exercise or payment of the Award may be limited to the number of shares of Stock which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum applicable withholding rates. No Stock shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan in a manner consistent with Irish law.

APPENDIX A

(7)         Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award, except for Awards of Stock Options or SARs, for which such payments shall be prohibited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards shall be subject to the identical time-based vesting and performance conditions as the underlying Award and cannot be paid unless and until all vesting and performance conditions of the underlying Award are met. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such additional limits or restrictions as the Administrator may impose, consistent with the requirements of the Articles.

(8)         Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9)         Purchase Price. At the time of the Award, the Administrator shall determine the price, if any, to be paid by the Participant for each share of Stock subject to the Award. The price to be paid by the Participant shall not be less than the nominal value of a share of Stock (or such higher amount required by applicable Irish law). The purchase price of shares of Stock acquired pursuant to the Award shall be paid or redeemed by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Administrator or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Administrator in its discretion and in compliance with applicable Irish law.

(10)       Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(11)       Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(12)       Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith, and consistent with the rules of Section 422 and Section 409A when applicable.

(b)	Stock Options and SARs.

(1)         Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so. The Administrator may impose conditions on the exercisability of Awards, including limitations on the time periods during which Awards may be exercised or settled.

(2)         Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than the higher of (a) the nominal value of the Stock subject to the Award and (b) 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.

APPENDIX A

(3)         No Repricing. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the terms of outstanding Stock Options or SARs, as applicable, may not be amended to reduce the exercise prices of such Stock Options or the base values from which appreciation under such SARs are to be measured other than in accordance with the stockholder approval requirements of the New York Stock Exchange. Unless otherwise submitted to and approved by the Company’s shareholders, any substitution or buyout of Stock Options or SARs for cash, as applicable, shall be prohibited when the exercise price for such Stock Option is below the current fair market value or when the base value from which appreciation under such SARs are to be measured is below the current fair market value.

(4)         Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(5)         Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above); provided, however, that, if a Participant still holding an outstanding but unexercised NSO or SAR ten (10) years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than ten (10) years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)    Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1)         Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)         Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over

(B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder.

(3)         Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)         Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

APPENDIX A

(5)         Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	Changes in and Distributions With Respect to Stock.

(1)         Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares of Stock that may be delivered under the Plan, to the maximum number of shares of Stock that may be delivered in satisfaction of ISOs under the Plan, and to the maximum share limits described in Section 4(c) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)         Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, and the requirements of Section 409A.

(3)         Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

APPENDIX A

11.	MISCELLANEOUS

(a)         Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)         Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	MISCELLANEOUS ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, or other regulatory or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a)         Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable law of Ireland relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)         Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)         Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Pennsylvania for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Pennsylvania; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

APPENDIX A

Exhibit A
Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, provided that, for purposes of determining treatment as a single employer under Section 414(b) and Section 414(c) of the Code, “50%” shall replace “80%” in the applicable stock ownership requirements under such sections of the Code and the regulations thereunder.

“Articles”: The articles of association of the Company.

“Award”: Any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Cash Awards.

(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries or of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant; or (vi) other conduct by the Participant that could reasonably be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Trinseo PLC, a company incorporated in Ireland or, where the context requires, with respect to periods prior to the Effective Time, Trinseo S.A.

APPENDIX A

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding ordinary shares by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the dates (both prior to the Effective Time) that the Plan was approved by the Company’s shareholders or adopted by the Board, as determined by the Compensation Committee.

“Director”: A member of the Board.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A- 1(h) of the U.S. Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the U.S. Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A- 1(h) of the U.S. Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan or any sub-plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion will mean an objectively determinable measure or measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, strategic alliances, licenses or collaborations; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; manufacturing or process development; or environmental health and/or safety metrics. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide, by the deadline that otherwise applies to the establishment of the terms of any Award intended to qualify for such exception, that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non- recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. or international generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

APPENDIX A

“Permanent Disability”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Permanent Disability” (or similar term), the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Permanent Disability” shall mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates. Notwithstanding the foregoing, however, in the case of any Award that is subject to Section 409A and is payable upon a Participant’s Permanent Disability, the Participant shall be treated as having a Permanent Disability only if the Participant’s condition also satisfies the definition of “disability” in Treasury Regulation 1.409A-3(i)(4).

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Stock”: Ordinary shares of the Company, nominal value $0.01 per share and “stockholder” shall be interpreted accordingly where referring to holders of Stock in the Company.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Tax-Related Items” means (i) federal, state, and local taxes and taxes imposed by any jurisdiction (including but not limited to, income tax, social security or insurance contributions, payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes that may be due) required by law to be withheld and (ii) any employer tax liability shifted to a Participant.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

APPENDIX A

TRINSEO PLC

NON-EMPLOYEE EQUITY INCENTIVE PLAN
(THE “NON-EMPLOYEE PLAN”)

Section 1. Introduction.

(a)         The Non-Employee Plan is a sub-plan of the Trinseo PLC Amended & Restated 2014 Omnibus Incentive Plan (the “Plan”) and permits the grant of Awards to non-employee directors, consultants and vendors of the Company or Affiliate who are not employees (as at the time of the relevant grant) of any such company (each, a “Participant”).

(b)         For the avoidance of doubt, the Non-Employee Plan (i) shall not prejudice the status of the Plan as an employees’ share scheme within the meaning of section 64 of the Companies Act 2014 and (ii) operates separately from the Plan.

Section 2. Definitions and Interpretation

(a)         In the Non-Employee Plan, words and expressions used in the Plan shall, unless otherwise specified below, apply in relation to Awards granted under the Non-Employee Plan.

(b)         Except as modified in the Non-Employee Plan, all the provisions of the Plan relevant to Awards shall be incorporated into the Non-Employee Plan as if fully set out herein so as to be part of the Non-Employee Plan.

(c)         These rules of the Non-Employee Plan take precedence if there is any inconsistency between them and the rules of the Plan.

(d)         In these rules of the Non-Employee Plan, whenever the terms “Employee” or “Employment” are otherwise used in the context of matters following the grant of an Award, they shall be construed in the context of that person being a non-employee director, consultant or vendor, and termination of Employment means the Participant ceasing to be a non-employee director, consultant or vendor of the Company or an Affiliate; provided that, for avoidance of doubt, a Termination of Service will be deemed to occur if an Affiliate of which the Participant is a consultant or vendor ceases to be an Affiliate, unless they remain a consultant or vendor of the Company or another Affiliate.